Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E
Date:       August 4, 2009
Contact: Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, 12 MONTHS.
BACKLOG AT HIGHEST LEVEL IN TWO YEARS; CASH AT $338 MILLION.
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales for the quarter and 12 months ended July 31, 2009.
Sales in the quarter were $440 million, down from $570 million last year. RV sales were $337 million, versus $455 million last year. Bus sales were $103 million versus $115 million last year.
Sales in the 12 months were $1.52 billion, down from $2.64 billion last year. RV sales were $l.11 billion, down from $2.22 billion last year. Bus sales were $407 million versus $416 million last year.
Cash, cash equivalents, and investments were $338 million on July 31, 2009. Backlog on July 31, 2009 was $588 million, the highest since July 2007 and up 45% from $406 million last year. RV backlog was $298 million, more than double last year’s $146 million. Bus backlog was $290 million, up 11% from $261 million last year. “These strong backlogs indicate the start of a more positive fiscal 2010,” said Wade F. B. Thompson, Thor chairman.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2009.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.